Free Writing Prospectus                            Filed Pursuant to Rule 433(d)
Dated June 20, 2007                                  Registration No. 333-138043
                                                   Registration No. 333-138043-2


From:    BILL ORR, WACHOVIA CORPORATION                           6/20  12:00.06
Subject: ABS NEW ISSUE:  **WACHOVIA AUTO OWNER TRUST 07-A               *PRICED*

--------------------------------------------------------------------------------
CONSUMER ABS TRADING/SYNDICATE **IN NYC OFFICE 6/20-6/21**          212.214.8520
WAOT 07-A                           $645MM                    **PRICED**

Lead:  Wachovia     Co-Mgrs:  Lehman, Guzman         100% Pot


Cls  Size(MM)  (MDY/S&P)   WAL   Wndw   E-Fnl   L-Fnl      Bench       Yield
---  --------  ---------  ----  ------  -----   -----   ------------   ------
A-1   $132.00   P-1/A-1+  0.39   8 mos  03/08   07/08   Int LIB - 4    5.34013%
A-2    169.00    Aaa/AAA  1.10  11 mos  01/09   04/10   EDSF - 2       5.447%
A-3    185.00    Aaa/AAA  2.10  15 mos  03/10   09/11   Int Swp + 1    5.452%
A-4    142.875   Aaa/AAA  3.33  12 mos  02/11   04/13   Int Swp + 8    5.557%
B       16.125  Baa3/BBB  3.64   1 mos  11/10   01/15   Int Swp + 39   5.878%
- Settle: June 28, 2007

- Assumes 1.50% ABS; 10% clean-up call.

- All Class A notes are expected to be ERISA eligible.

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and
(iii) you may obtain these documents from your sales rep by calling 1-800-326-5897 or by visiting www.sec.gov. If this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.